Exhibit 10.16

Insert Therapeutics, Inc.

129 North Hill Avenue

Suite 104

Pasadena, CA 91106

August 30, 2006

HAND DELIVERED

Mr. Edward Jacobs

Dear Ed,

I am pleased to offer you full-time employment as the President and Chief Executive Officer of Insert Therapeutics, Inc. (“Insert”) under the following terms:

1.	You will report to the Board of Directors of Insert and will have such duties and responsibility as are typically associated with being the President and Chief Executive Officer in a start-up company. As a key member of Insert’s management team, you will be expected to work with the other key members of Insert’s and Arrowhead’s management to ensure the long term success of Insert.

2.	Your gross base salary will be $6,346.15 per week (which equates to $330,000.00 per year). Insert’s payroll is paid on a bi-weekly basis. It is expected that your start date will be on or before November 15, 2006. In addition, you will receive the following additional cash compensation:

a.	A temporary housing allowance of $2,000 per month for temporary housing, meals and transportation in the Pasadena area, subject to a maximum of $26,000, commencing January 1, 2007, until such time as you have sold your principal residence in Dublin, CA, and purchased a permanent residence in the Pasadena area. If you find permanent housing in the Pasadena area before this housing allowance has been fully utilized, any unused portion may be used to reimburse actual relocation expenses, if any, in excess of the maximum in paragraph 2.b, below.

b.	A reimbursement of actual relocation expenses up to a maximum aggregate of $60,000 (including broker fees on the sale of your house in Dublin, CA, packing, moving & storage expenses and similar relocation-related expenses), which will be payable upon submission of an expense report, as such expenses are incurred.

c.	A signing bonus of $35,000, which will be fully earned upon your commencement of employment at Insert and paid at the time of your first regular salary payment.

d.	For the first fifteen months of your employment, Insert will reimburse up to $1,000 per month in travel expenses between Phoenix, AZ and the Los Angeles area for you and/or your wife upon submission of an expense report. Insert will also reimburse you for reasonable and necessary travel expenses incurred in connection with the execution of your duties and in accordance with Arrowhead’s travel policy.

All payments that constitute cash compensation will be subject to, and paid net of, all standard payroll deductions and withholding taxes, as required by law and company policies.

3.	You will be eligible to participate in Insert’s Executive Bonus Plan when it is adopted. Bonuses relating to the completion of major collaborations or partnerships and other similar events will be taken into account under this plan. In addition, you will receive a one-time Special Projects Bonus of $100,000, payable upon the closing or effective date, as the case may be of Insert’s initial public offering or any acquisition of Insert or substantially all of its assets in any transaction approved by the Board of Directors.

4.	A recommendation will be made to the Board of Directors for a grant of an option to purchase 1,000,000 shares of the common stock of Insert vesting 166,667 shares on July 1, 2007 (assuming a January 1, 2007, start date) and 20,833.33 shares on each monthly anniversary for 40 months thereafter. The option strike price will be $0.35 which is the fair market value of the common stock of Insert as established by the Board of Directors. The option will be administered under the terms and conditions of Insert’s 2000 Stock Option/Stock Incentive Plan.

5.	A recommendation will be made to the Board of Directors of Arrowhead for a grant of an option to purchase 50,000 shares of the common stock of Arrowhead Research Corporation vesting 8,333 shares July 1, 2007, (assuming a January 1, 2007, start date) and 1,041.67 shares on each monthly anniversary for 40 months thereafter. The option strike price will be based on the closing price of Arrowhead common stock on the NASDAQ Stock Market on the later of your start date or Arrowhead’s Board of Director’s approval. The option will be administered under the terms and conditions of Arrowhead’s 2004 Equity Incentive Plan.

6.	You will be eligible to participate in the various employee benefit plans and programs offered by Arrowhead (health, dental, life, and disability insurance and Arrowhead’s 401(k) Plan) in accordance with the provisions of those plans and programs. An employee handbook is attached.

7.	Your employment relationship is “at will”, subject to the satisfaction of the Board of Directors, which means that either you or Insert may terminate your employment at any time and for any reason or for no reason with or without notice.

8.	This offer is contingent upon the satisfactory outcome of a background check. A consent for background check and employment application are included with this offer letter. The employment application and the consent should be completed by you and returned as soon as possible.

9.	All other matters concerning your employment which are not specifically described in this offer letter shall be in accordance with Arrowhead’s standard practices and procedures.

Your offer is also contingent upon (1) signing the Insert Therapeutics, Inc. At-Will, Confidential Information and Invention Assignment Agreement, and (2) agreeing to abide by the Arrowhead Research Code of Corporate Conduct and Insider Trading Policy, and (3) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 and (4) acceptance of the offer by October 15, 2006, entering into a consulting arrangement with Insert not later than November 1, 2006, and commencing your duties as President and CEO not later than January 1, 2007. The applicable documents are attached for your review. These documents must be accepted, signed and/or completed on your first day of work with Arrowhead.

Signing below will signify your acceptance of this offer of employment. This offer letter contains the entire agreement and understanding between you and Insert and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of Insert (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of Insert.

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Arrowhead. We hope you accept our offer and look forward to your joining the Insert team.

Sincerely,

/s/ John G. Petrovich
John Petrovich
President

ACCEPTED:

/s/ Edward Jacobs
Edward Jacobs